Exhibit 14.1

xG TECHONOLGY, INC.

CODE OF CONDUCT

Introduction

xG Technology, Inc. (the “Company”) is committed to maintaining the highest standards of ethical conduct. This Code of Business Conduct and Ethics for Directors (the “Code”) reflects the business practices and principles of behavior that support this commitment. Our Board of Directors set the standards of conduct contained in the Code and update these standards as appropriate to reflect legal and regulatory developments. We expect every director to read and understand this Code and its application to the performance of his or her responsibilities. We hold each of our directors accountable for adherence to this Code.

Values

The Company has adopted the following values:

o	We act with integrity and communicate honestly and openly

o	We are passionate about meeting our customers’ needs and delivering for our shareholders

o	We are accountable for all of our own actions: these include safety, protecting the environment, and supporting our communities

o	We work together as a team and are committed to excellence and innovation

o	We respect each other and celebrate our diversity

Accuracy of Business Records

Honest and accurate recording and reporting of information is extremely important. Investors count on the Company to provide accurate information about its affiliates and to make responsible business decisions based on reliable records. Directors also must properly record information related to their responsibilities.

Appropriate members of management must properly authorize all payments and transactions. All financial books, records and accounts must accurately reflect transactions and events, and conform both to generally accepted accounting principles and to the Company’s system of internal controls. Undisclosed or unrecorded funds or assets are not allowed.

It is unacceptable, for example, to make false claims on an expense report. No entry may be made that intentionally hides or disguises the true nature of any transaction.

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Compliance Officer

The Company has designated its Chief Financial Officer as its Compliance Officer to administer this Code. Directors, at their discretion, may make any report or complaint provided for in this Code to the Chairman of the Board of the respective Company or to the Compliance Officer. The Chairman of the Board or the Compliance Officer will refer complaints submitted, as appropriate, to the Chair of the Nominating and Governance Committee or to the full Board of Directors.

Recording Business Information

Almost all business records may become subject to public disclosure in the course of litigation or governmental investigations. Records are also often obtained by outside parties or the media. Directors should therefore attempt to be as clear, concise, truthful and accurate as possible when recording any information. Avoid exaggeration, colorful language, guesswork, legal conclusions, and derogatory characterizations of people and their motives. This is particularly critical with electronic mail correspondence.

Protecting Company Assets

Directors may be entrusted with the Company assets in connection with their responsibilities as Directors. This includes all assets such as equipment, inventory, supplies and intellectual property.

Company resources should be used only to conduct Company business or for purposes authorized by management. Examples of prohibited personal use of company assets include removal of the Company property for personal use, unauthorized use of the Company vehicles or use of company-paid contractors to perform personal work not in furtherance of the Company’s business. Unauthorized copying of software, tapes, books, and other legally protected work is also a misuse of assets and creates potential financial and legal liability for the company.

Any act by a Company Director that involves theft, fraud, unauthorized disclosure, embezzlement, or misappropriation of any property is prohibited. Each Director is responsible for the assets under their control. Each Director must follow security procedures to protect assets and must be alert to situations that could lead to loss or misuse of assets.

Protecting Confidential Information

One of the Company’s most valuable assets is information. Like all other assets, information that is not generally disclosed and is helpful to the Company (or to competitors) must be protected. Some examples of information that offers the Company a competitive advantage include trade secrets, detailed sales and profit figures, new product or marketing plans, research and development ideas or information, manufacturing processes, salary data, employee lists, and information concerning potential acquisitions, divestitures and investments.

Directors must safeguard confidential information by keeping it secure, limiting access to those who have a need to know in order to do their job, and avoiding discussion of confidential information in public areas such as planes, elevators, restaurants and on mobile phones. The obligation to preserve the Company’s confidential information is ongoing, even after service ends.

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Conflicts of Interest

A “conflict of interest” may exist whenever the interests of a director conflict in any way (or even appear to conflict) with the interests of a Company. While our directors should be free to make personal investments and enjoy social relations and normal business courtesies, they must not have any interests that adversely influence the performance of their responsibilities. A conflict of interest may arise when a director takes actions or has interests that may make it difficult to perform his or her Company responsibilities objectively. A conflict of interest also may arise when a director, or a member of his or her family, receives improper personal benefits as a result of his or her position with a Company, whether received from that Company or a third party. Gifts above a “de minimis” value to, loans to, or guarantees of obligations of, directors, or their respective family members may create conflicts of interest.

Although it is not always possible to avoid conflicts of interest, it is the Company’s policy to prohibit such conflicts when possible. Conflicts of interest may not always be clear-cut, so if directors have a question, they are expected to consult with the Chairman of the Board or the Compliance Officer. Any director who becomes aware of a conflict or potential conflict of interest is expected to bring it to the attention of the Chairman of the Board or the Compliance Officer.

Disclosure

As with many issues, the best way to avoid embarrassing conflict-of-interest situations is to disclose any that have the potential to be misinterpreted by others, including other directors, employees, customers, suppliers and the public. Questions about potential conflict of interest situations and disclosure of these situations as they arise should be directed to the Chairman of the Board, the Chairman of the Nominating and Governance Committee or the Compliance Officer.

Family Members and Close Personal Relationships

A conflict of interest may arise when doing business with or competing with organizations that employ or are partially owned by family members or close personal friends. Family members include, but are not limited to, spouse, children, parents, and siblings. Directors should disclose any such relationships to the Chairman of the Board, the Chairman of the Nominating and Governance Committee or the Compliance Officer to determine the best course of action.

Personal Investments

Directors may not own, either directly or indirectly, a substantial interest in any business entity that does or seeks to do business with or is in competition with the Company without providing advance notice to the Chairman of the Board, the Chairman of the Nominating and Governance Committee or the Compliance Officer. Investments in publicly traded securities of companies not amounting to more five percent (5%) of that company’s total outstanding shares are permitted without such advance approval.

A conflict of interest may also arise if a Director’s outside employment activities are so demanding that they interfere with his or her ability to fulfill his or her responsibilities to the Company.

‘Inside Information’ and Securities Trading

Confidential information may not be used for personal benefit. It is prohibited to trade securities or to tip others to trade securities of the Company or other companies on the basis of material information before it is made publicly available to ordinary investors through appropriate media or disclosure channels. Such information includes news about acquisitions, investments, new business relationships, financial results, important management changes, and other information that has the potential to affect the stock price of the Company or another company.

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If doubt exists about whether the information is material or has been released to the public, do not trade until you have consulted with the corporate counsel. To avoid the appearance that any the Company Director is trading on inside information, no Director should engage in “short sales” or trade inputs, calls, or other options on the Company stock. Directors may of course, purchase the securities and exercise options granted to them in accordance with the applicable arrangements, as long as they are not basing decisions on inside information that has not been made public.

In addition, rules governing so-called short-swing profits also apply to the Company Directors. A short-swing profit includes a profits earned within six months of a trade. These include profits made from the sale of securities followed by their repurchase within six months or vice versa. These rules are very technical in application and nature so Directors should consult with corporate counsel prior to engaging in a purchase or sale of the Company’s securities.

A separate Insider Trading and Short Swing Policy will be provided to all personnel and affiliates annually.

Gifts, Favors and Entertainment

In many industries and countries, gifts and entertainment are used to strengthen business relationships. Throughout the world, one principle is common and clear: no gift, favor, or entertainment should be accepted or provided, in your role as a Company Director, if it will obligate or appear to obligate you.

Providing Gifts or Entertainment

Gifts or entertainment no greater than $75.00 in value may be provided in your role as a Company Director.

Accepting Gifts or Entertainment

Accepting occasional gifts and entertainment in your role as a Company Director may be appropriate in developing business relationships. Gifts and entertainment should further the business interests of the Company and not be lavish or in excess of the generally accepted business practices of one’s country and industry.

Requesting or soliciting personal gifts, favors, entertainment, or services, is unacceptable. Accepting gifts of cash or cash equivalents is also always unacceptable. Additionally, Directors may not exploit their position to solicit vendors, including financial institutions, to provide individual preferential treatment in pricing, terms, or loans.

Competitive Information

Information about competitors, customers and suppliers is a valuable asset in the highly competitive markets in which the Company operates. the Company will obtain this information legally. Theft of proprietary information, inducing disclosures by a competitor’s past or present employees and any actions that could create an appearance of an improper agreement with competitors is prohibited. Any Director who is authorized to retain a consultant to gather competitive information must take steps to ensure that the consultant adheres to these policies. When in doubt about the propriety of any information-gathering technique or about whether a competitor, supplier, or other external contact has given us confidential information, contact the Chairman of the Board, the Chairman of the Nominating and Governance Committee or the Compliance Officer.

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The Law

The first and foremost obligation of responsible citizenship is to obey the laws of the countries and communities in which the Company does business. Any case of noncompliance with applicable law may subject a Director to disciplinary action. The fact that in some countries certain standards of conduct are legally prohibited but are not enforced in practice, or their violation is not subject to public criticism or censure will not excuse an illegal action by a Company Director.

Other Responsibilities

We also expect Directors to endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees and to not take unfair advantage of any such person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Reporting, Enforcement and Questions

We encourage the reporting of any behavior by Directors which violates the Code and will not tolerate retaliation against any person who in good faith reports such violations to the Chairman of the Board, the Chairman of the Nominating and Governance Committee or the Compliance Officer.

Any Director with a concern or question about applicable provisions of the Code, or about conduct that may violate these provisions, should contact the Chairman of the Board, the Chairman of the Nominating and Governance Committee or the Compliance Officer. Such persons shall also be responsible for enforcing the applicable provisions of the Code.

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